SOCIETY PASS INCORPORATED. NV

Job:C20190510-0255

May 10,2019

Special Handling Instructions:

FSC, CORR,EMAIL 05/10/2019 AP

Charges

Description	Document Nwnber	Filing Date/Time	Qty	Price	Amount
Correction	20190205183-51	5/10/2019 8:00:49AM	1	$175.00	$175.00
24 Hour Expedite	20190205183-51	5/10/2019 8:00:49AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	55751910013267716040581	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:

File Stamped Copy

1

Document number: 20180293143-03

Filing Date and Time:

05/10/2019 8:00 AM

Entity Number

E0305332018-1

Certificate of Correction

 (Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
SOCIETY PASS INCORPORATED

2. Description of the original document for which correction is being made:
Certificate of Designation for Nevada Profit Corp·orations dated June 29, 2018 filed with the Secretary of State of Nevada on June 29, 2018 Document number: 20180293 143-03

3. Filing date of the original document for which correction is being made: 06/29/2018

4. Description of the inaccuracy or defect:
The number of shares authorized under the certificate of designation of Series A Preferred Stock is 6,000 (Six Thousand)

5. Correction if the inaccuracy or defect:
The number of shares authorized under the certificate of designation os Series A Preferred Stock is 10,000 (Ten Thousand)

6. Signature

/s/ Dennis Nguyen.	Dennis Nguyen	04/30/2019
Authorized Signature	Title	Date